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                                 OEM AGREEMENT

This Agreement made as of this 13th day of September, 1999, by and between Corel Corporation ("COREL") having its principal place of business at 1600 Carling Avenue, Ottawa, Ontario, K1Z 8R7 (Tel: 613-728-8200 Fax: 613-728-9790) and Ebiz Enterprises, Inc. ("Distributor"), having its principal place of business at 15695 North 83rd Way, Scottsdale, Arizona, 85260 (Tel: 480-778-1000, Fax:
480-778-1001).

BACKGROUND:

1.        COREL desires to secure distribution of certain of its software; and

2. Distributor desires to obtain certain software from COREL for distribution with Distributor's products.

NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein the parties agree as follows:

1.        INTERPRETATION

1.01      Definitions. As used herein:

          (i) "Agreement" means this agreement and any schedules attached hereto.
          (ii) "COREL Authorized Replicator" means a replicator of the Software who has entered into an Authorized Replicator Agreement with COREL and who is in good standing under such Agreement.
          (iii) "COREL Marks" means the trade names and trade-marks related to the Software.
          (iv) "Customer" means any entity, including but not limited to a sub-distributor, reseller, end user or OEM, which purchases Software from Distributor.
          (v) "Software Prices" means the amount payable by Distributor pursuant to Section 7 of this Agreement and according to the pricing schedule set out in Schedule "B" for each copy of the Software which is reproduced for Distributor.
          (vi) "Distributor Products" means any one of the PIA and Element-L personal computers produced and marketed by Distributor during the term of this Agreement.
          (vii) "End User License" means COREL's End User License as modified by COREL from time to time.
          (viii) "Software" means the object code version of the Software listed in Schedule "B" hereto.
          (ix)   "Territory" means worldwide subject to Section 5.03.

1.02 Schedules. The following Schedules are appended to and form part of this Agreement:

                 Schedule "A"  -   Guidelines for Using Corel Trade-Marks and
                                   Guidelines for using Corel Logos
                 Schedule "B"  -   Software and Software Prices
                 Schedule "C"  -   Logo Link Usage Guidelines

2.        LICENSE

2.01 License. Subject to the terms and conditions hereof, COREL hereby grants to Distributor and Distributor accepts from COREL:

          2.01.1 Reproduction - a non-exclusive license to have the Software reproduced only by a COREL Authorized Replicator;

          2.01.2 Pre-loading - a non-exclusive right to pre-load the Soft-ware onto Distributor Products provided that Distributor distributes one copy of the Software with each of the Dis-tributor Products on which the Software has been pre-loaded; and

          2.01.3 Distribution - a non-exclusive license to distribute the Software bundled with Distributor Products within the Territory. Distributor agrees not to distribute the Soft-ware on a stand alone basis.

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2.02  Intellectual Property. Distributor acknowledges that COREL is the owner of all intellectual property, including, without limitation, patents and copyright, relating to the Software and the COREL Marks. Distributor shall have no rights in respect of such intellectual property, patents or copyright other than to act as a distributor of the Software to deliver the Software subject to the End User Licenses.

2.03 End User License Agreement. Distributor shall ensure that each copy of the Software is distributed with a copy of the End User License.

2.04 Distribution Agreements. All Customers of Distributor, other than end users, must be subject to binding written agreements with Distributor that include provisions consistent with the material substance of Sections 2, 4, 5.02, 5.03, 5.04, 8, 9, 10 and 11 of this Agreement, and such agreements must be materially no less protective of COREL's rights in the Software than are the terms and conditions of this Agreement.

2.05  Master. To enable Distributor to exercise those rights granted under
      Section 2.01.2, COREL shall deliver to Distributor a master copy of the Software in accordance with the estimated availability as determined by COREL, in COREL's sole discretion, for the Software as set out in Schedule "B".

3.    TRADE-MARKS

3.01 COREL Marks. During the term of this Agreement, COREL hereby grants Distributor a license to display the COREL Marks solely in the form provided by COREL and only in connection with the distribution and marketing of the Software.

3.02 Non-alteration. Distributor agrees not to alter the COREL Marks, copyright notices or designs of any Software. Distributor acknowledges and agrees that COREL retains all of its right, title and interest in the COREL Marks, and all use of the COREL Marks by Distributor shall enure to the benefit of COREL.

3.03 Mark Policies and Standards. Distributor shall display the COREL Marks in accordance with COREL's Guidelines for Using COREL Trademarks and Guidelines for Using COREL Logos as set forth in Schedule "A" or as otherwise in effect from time to time. COREL retains the right to specify and approve the quality and standards of all materials on which the COREL Marks are displayed and to inspect samples of such materials from time to time. Failure of Distributor to adhere to such standards of quality shall be grounds for COREL to terminate Distributor's rights to use such COREL Marks and to terminate this Agreement. In order to enable COREL to protect its rights in the COREL Marks, Distributor will advise COREL of every country in which it markets or distributes the Software or uses the COREL Marks.

3.04 Validity and Enforceability of Marks. Distributor shall not at any time during or after the term of this Agreement assert any claim or interest in or to anything which may adversely affect the validity or enforceability of any of the COREL Marks. Distributor shall not register, seek to register, or cause to be registered any of COREL's trademarks, logos, copyrights, including the COREL Marks without COREL's prior written consent. Distributor shall not adopt or use such trade-marks, trade names, logos or insignia or any confusingly similar work or symbol, as part of Distributor's company or partnership name.


3.05 Infringement and Further Assurances. Distributor agrees to report all infringement or improper or unauthorized use of COREL's trade-marks, trade names, logos or insignia, including the COREL Marks which come to the attention of Distributor. Distributor further agrees to execute all documents and further assurances required by COREL to register or protect COREL's rights.

4.    TERM OF AGREEMENT

4.01 Effective Date. This Agreement shall be effective as of the date first written above.

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4.02      Initial Term. The initial term of this Agreement shall commence upon the date first written above and shall continue for a period of twelve
          (12) months from such date, subject to Section 13.

4.03 Renewal. Subject to Section 13, this Agreement shall be renewed for subsequent periods of twelve (12) months at the end of the prior twelve (12) month term unless either party notifies the other prior to the expiry of the term that it does not wish to renew the Agreement for a further twelve (12) month term.

5.        RESPONSIBILITIES OF DISTRIBUTOR

5.01 Support for Customers. Distributor shall be solely responsible for providing all maintenance and technical support of the Distributor Products to its Customers.

5.02 Restrictions. Distributor shall have the Software reproduced only by a COREL Authorized Replicator and only in the form provided by COREL and shall not alter the Software or any part thereof. Distributor shall resell the Software only in the form agreed to by COREL and shall not alter the Software, Software packaging or End User License or any part thereof. COREL retains the right to specify and approve the quality and standards of the Software and to inspect samples of such Software from time to time. Distributor shall not rent the Software or knowingly resell to anyone who rents same or infringes COREL's rights. Distributor shall impose this same restriction on all Customers, other than end users, who purchase Software from Distributor.

5.03 Compliance with Laws. Distributor shall comply with all laws, rules, regulations and industry standards existing with respect to the Software and the performance by the Distributor of its obligations hereunder existing in the jurisdictions where the Distributor carries on activities under this Agreement and where the Software is resold or distributed from time to time. Distributor shall not export the Software unless such export complies with any applicable export laws and regulations as they apply to the Software. In particular, Distributor shall not export or re-export the Software, either directly or indirectly, to countries to which the United States has prohibited export, including, but not limited to, Cuba, Iran, Iraq, Libya, North Korea, Syria and Sudan. If Distributor wishes to distribute the Software to Customers outside of Canada, the United States, the United Kingdom, the European Community or Australia, Distributor shall notify COREL in writing prior to such distribution. COREL reserves the right to withhold its consent to the distribution of the Software in any country other than those listed above, if the laws of the target country do not adequately protect the intellectual property rights of COREL in the Software.

5.04 Marketing. Any advertising or marketing materials prepared by or for Distributor shall advertise the Software as being available only as a bundled product with Distributor Products and shall quote only the bundled price, without disclosing a separate price for the Software, unless required by law.

5.05 Press Releases. Distributor agrees that all information released to the media or the general public regarding this Agreement or the relationship between the parties including, but not limited to press releases, shall require prior written approval by COREL.

5.06      Reports. Distributor will provide to COREL monthly reports within ten
          (10) days at the end of each month regarding the number of reproductions of the Software made, the number of copies of the Software released for distribution to Customers, and the total amount owning for the Software Prices for the released Software. The monthly report shall also track the Distributor's inventory levels of the Software. All Distributor reports or other Software sales information, including, but not limited to, market share information regarding the Software or COREL, in Distributor's possession or under its control shall be considered confidential information subject to
          Section 8 herein.

5.07 Audits. Distributor agrees to maintain complete and accurate records relating to its promotion, marketing, use and distribution of the Software. COREL shall have the right no more often than once each twelve (12) month
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        period to appoint an independent third party to examine Distributor's books and records in order to verify Distributor's compliance with the terms of this Agreement. Any such audit shall be at the expense of COREL unless the audit reveals a non-compliance by Distributor with the terms of this Agreement of greater than five percent (5%) in which case the audit shall be at the expense of Distributor.

5.08 No Distribution of Counterfeits. Distributor agrees that: (i) it shall not engage in the manufacture or use of counterfeited, pirated or illegal Software; (ii) it shall not knowingly engage in the distribution, supply or transfer of counterfeited, pirated or illegal Software; and (iii) it shall not knowingly supply any Software to Customers who engage in the use, manufacture, distribution or other supply or transfer of counterfeited, pirated or illegal Software.

5.09 Anti-Piracy Efforts. Distributor agrees to report all occurrences of counterfeited, pirated or illegal Software of which it becomes aware and to provide reasonable assistance to COREL in the investigation of counterfeited, pirated or illegal Software.

5.10 Web Marketing. Distributor agrees to provide a COREL logo link on the main page of Distributor's website linking to COREL's website in accordance with the Logo Link Usage Guidelines set out in Schedule "C" hereto.

6.      RESPONSIBILITIES OF COREL

6.01 Promotional Materials. COREL shall furnish Distributor, at no charge, with sales aids, product briefs, brochures and similar literature and materials with respect to the Software which COREL generally makes available to other OEM's without charge.

6.02 Support for Customers. COREL shall be responsible for providing maintenance and technical support for the Software to its customers in accordance with COREL's standard policies and procedures as may be in effect from time to time.

6.03 Royalty Report. Within six (6) days of the end of each month, COREL shall provide Distributor with a royalty report detailing the number of copies of Software replicated by the COREL Authorized Replicator for Distributor in the immediately preceding month. Distributor shall have five (5) days from the date of receipt of the royalty report from COREL to provide COREL with written notice disputing the number of copies of Software replicated for Distributor. In the event that COREL does not receive any notice of dispute from Distributor in such five (5) day period, the royalty report shall be deemed accepted by Distributor and payment for such replicated Software shall be due and payable in accordance with Section 7.01 herein.

7.      PAYMENTS

7.01 Amounts Payable. Within thirty (30) days from the date of the invoice Distributor shall pay to COREL Software Prices for each copy of the Software reproduced for Distributor during the month just ended.

7.02 Taxes. Distributor shall pay, in addition to all amounts specified in this Agreement, all duties and foreign, federal, state, provincial, county or local income taxes, value added taxes, use, personal, property, sales taxes and other taxes whatsoever, or amounts in lieu thereof, and interest thereon, paid or payable or collectible by COREL (exclusive of taxes based on COREL's net income) and levied or based on amounts chargeable to or payable by Distributor pursuant to this Agreement. In the event any payments required to be made by Distributor under this Agreement are subject to applicable withholding tax that Distributor is required to deduct from such payments, Distributor shall promptly deliver to COREL receipts issued by appropriate government authorities for all such taxes withheld or paid by Distributor and Distributor shall fully and promptly cooperate with COREL to provide such information and records as COREL may require in connection with any application by COREL to obtain available tax credits.
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7.03  Late Payment. If Distributor is in arrears under this Agreement, COREL will give written notice to Distributor that Distributor is responsible for payment of all outstanding amounts and finance charges. If the outstanding amounts are not paid within ten (10) days of such notice, COREL has the right to terminate this Agreement. Late payments will be assessed a 1% finance charge per month (12% per annum) or the highest finance charge permitted by applicable law, whichever is less. All such finance charges shall automatically begin to accrue on overdue amounts starting on the thirty-first (31st) day after payment of such amounts was due. Distributor shall pay all costs including reasonable attorney's fees, incurred by COREL in collecting overdue amounts.

7.04 U.S. Currency. All payments to COREL pursuant to this Agreement shall be made in the lawful currency of the United States of America and all amounts referred to in this Agreement are in the lawful currency of the United States of America.

8.    CONFIDENTIALITY

8.01 Confidentiality. Each of the parties hereto agrees to keep confidential any and all information with respect to the other party which it has received or may in the future receive in connection with this Agreement which is not otherwise available to the general public without restriction. Notwithstanding the foregoing, each of the parties shall be entitled to disclose such information (i) to its agents, employees or representatives who have a need to know such information for the purpose of performance under this Agreement and exercising the rights granted under this Agreement, or (ii) to the extent required by applicable law, or
      (iii) during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement provided that Distributor shall give COREL reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent. Distributor shall not disassemble, decompile, reverse engineer or attempt to disassemble, decompile, reverse engineer the Software, except to the extent this restriction is not permitted by applicable law. Confidential Information shall not include that information defined as Confidential Information which the receiving party can conclusively establish (i) was in the possession of the receiving party at the time of disclosure; (ii) prior to or after the time of disclosure became part of the public domain without the act or omission of the party to whom it was disclosed; (iii) was disclosed to the receiving party by a third party under no legal obligation to maintain the confidentiality of such information; (iv) was independently developed by the receiving party.

9.    WARRANTS AND OTHER REPRESENTATIONS

9.01 Warranty. The storage medium for the gold master for the Software or Software is warranted against defects in workmanship and materials for a period of ninety (90) days from the date it is delivered to Distributor. In the event that the storage medium for the gold master for the Software is defective COREL will replace it free of charge with another copy of the gold master for the Software. Replacement of the storage medium for the gold master for the Software shall be COREL's sole obligation and Distributor's sole remedy for a breach of the warranty in this section.

9.02 Limitation. OTHER THAN AS PROVIDED IN SECTION 9.01, THE SOFTWARE, AND STORAGE MEDIA ARE PROVIDED AND LICENSED BY COREL ON AN "AS IS" BASIS AND THERE ARE NO WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, REGARDING THEM OR ANY OTHER PRODUCT OR SERVICE PROVIDED HEREUNDER OR IN CONNECTION HEREWITH BY COREL. COREL DISCLAIMS ANY IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY, SATISFACTORY QUALITY, MERCHANTABILITY, DURABILITY OR FITNESS FOR PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OF THE SOFTWARE, OR STORAGE MEDIA, WHICH IS NOT CONTAINED IN THIS
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          AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY, CONDITION OR
          REPRESENTATION BY COREL.

9.03      No Variation. NO AGREEMENTS VARYING OR EXTENDING THE TERMS OF SECTION
          9.01 OR 9.02 WILL BE BINDING ON COREL UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED SIGNING OFFICER OF COREL.

9.04 Distributor not to Bind. Distributor will give and make no warranties or representations on behalf of COREL as to quality, merchantable quality, satisfactory quality, merchantability, fitness for a particular use or purpose or any other features of the Software; and Distributor shall not incur any liabilities, obligations or commitments on behalf of COREL, including, without limitation, a variation of the End User License.

10.       INFRINGEMENT

10.01 Defense and Settlement. If notified promptly in writing of any action (and all prior related claims) brought against Distributor alleging that Distributor's resale, distribution or other disposition of the Software under this Agreement infringes any valid copyright, COREL will defend that action at its expense and will pay the costs and damages finally awarded against Distributor in the action, provided: that Distributor provides COREL with prompt written notice of such claim(s); that COREL shall have sole control of the defense of any such action and all negotiations for its settlement or compromise; that Distributor, and where applicable, those for whom Distributor is in law responsible, cooperate fully with COREL in its defense of the action; and that COREL shall have no liability if (a) the action results from (i) the use of the Software for purposes or in an environment for which it was not designed; (ii) modification of the Software by anyone other than COREL or bundling of the Software with Distributor Product(s); (iii) distribution of any Software or display or use of any COREL Mark after COREL's notice to Distributor that it should cease distribution or use of such Software and/or COREL Mark due to a possible infringement; or (b) Distributor is otherwise in breach of the terms and conditions of this Agreement.

10.02 Options Where Claim. If a final injunction is obtained in such action against Distributor's distribution of the Software or if in COREL's opinion the Software is likely to become the subject of a claim of infringement, COREL may at its sole option and expense either procure for Distributor the right to distribute the Software or replace or modify the Software so that it becomes non-infringing or grant Distributor a credit for the Software Prices paid by Distributor to COREL in respect of any Software remaining in the inventory of Distributor.

10.03 Entire Liability. The foregoing states the entire liability of COREL and exclusive remedy of Distributor with respect to any intellectual or industrial property infringement.

11.       LIMITATION OF LIABILITY

11.01 Limitation. IN NO EVENT WILL COREL BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SOFTWARE OR STORAGE MEDIA, OTHER COREL PROVIDED MATERIAL OR THE PERFORMANCE OF COREL WHETHER SUCH ACTION IS BASED IN CONTRACT OR IN TORT INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND WHETHER OR NOT COREL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR SUCH DAMAGES ARE FORESEEABLE.

11.02 Aggregate Liability. Other than as provided in Section 10, COREL's aggregate liability to Distributor whether for negligence, breach of contract, misrepresentation or otherwise shall, in respect of a single occurrence or a series of occurrences, in no circumstances exceed the Software Prices paid by Distributor to COREL over the twelve (12) month period immediately preceding the claim by Distributor.

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12.     DISTRIBUTOR INDEMNIFICATION

12.01 Indemnification. Except as set forth in Section 10, Distributor agrees to indemnify and save COREL harmless from and against any and all claims, demands, costs and liabilities (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of claims by Distributor's Customers or any third party relating to: (i) Distributor's Products; (ii) Distributor's performance or non-performance, including but not limited to negligence, of its obligations hereunder; or (iii) Distributor's pre-loading of the Software.

13.     TERMINATION

13.01 Termination. This Agreement will terminate in the event of any of the following:

        13.01.1 written notice of termination from COREL, effective immediately, under Section 7.03;

        13.01.2 on the thirtieth (30th) day after one party gives the other written notice of breach by the other of any material term or condition of this Agreement unless the breach is cured before that day;

        13.01.3 written notice of termination by one party, effective immediately, after a receiver has been appointed in respect of the whole or a substantial part of the other's assets or a petition in bankruptcy or for liquidation is filed by or against that other, or if the other has been dissolved or liquidated or is insolvent;

        13.01.4 written notice of termination, effective immediately, by the non-defaulting party; if Distributor or COREL has breached its obligation under Section 8; or

        13.01.5 upon the expiry of ninety (90) days following receipt by either party of written notice from the other party terminating this Agreement for convenience.

13.02 No Compensation. Distributor acknowledges and agrees that it has no expectation that its business relationship with COREL will continue for any minimum period of years or that Distributor shall obtain any anticipated amount of profits by virtue of this Agreement. The parties agree that the termination provisions herein, in terms of both notice and default events are reasonable and agree not to contest same by way of wrongful termination proceedings or otherwise. COREL shall not be liable, by reason of any termination of this Agreement, for compensation, reimbursement or damages on account of the loss of prospective profits on anticipated orders or on account of expenditures, investments, leases or commitments whatsoever in connection with the business or goodwill of Distributor.

14.     EFFECT OF TERMINATION

14.01   Distributor. In the event of termination Distributor shall:

        14.01.1 perform with respect to COREL all payment and other obligations of Distributor arising under this Agreement within thirty (30) days of termination;

        14.01.2 immediately cease to have the Software reproduced, immediately cease to use the COREL Marks in any manner whatsoever and immediately cease to act as a distributor of the Software and to represent itself as such; and

        14.01.3 immediately return the gold master of the Software to COREL, at Distributor's sole cost and expense.

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14.02     Survival. Sections 2.02, 3.02, 3.04, 5, 7, 8, 9, 10, 11, 12, 13.02, 14
          and 15 shall survive the termination of this Agreement.

14.03 No Prejudice. Except as provided in Section 13.02, termination hereunder shall be without prejudice to any other right or remedy to which either party may be entitled hereunder in law.

14.04 Destroy or Deliver Up. At termination, COREL shall have the option to require Distributor to destroy and certify that it has destroyed or to deliver to COREL any property of COREL, including the golden masters for the Software, then in its possession or under its control.

15.       MISCELLANEOUS

15.01 Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior statements, representations, discussions, negotiations and agreements, both oral and written, including all pre-printed terms and conditions appearing on Distributor's order forms, COREL's acknowledgement of order forms and COREL's invoice forms.

15.02 Amendment or Waiver. COREL expressly reserves the right to modify Schedule "A" from time to time. Except as specifically provided for herein, all other modifications and/or amendments require a mutual written agreement signed by authorized signing officers of both parties. No order, invoice or similar document will affect this Agreement even if accepted by the receiving party.

15.03 Illegal or Unenforceable Provisions. If any one or more of the provisions of this Agreement shall be found to be illegal or unenforceable, this Agreement shall nevertheless remain in full force and effect, and such term or provision shall be deemed severed.

15.04 Independent Contractors. The parties to this Agreement are independent contractors. No relationship of principal to agent, master to servant, employer to employee or franchisor to franchisee is established between the parties. Neither party has the authority to bind the other or incur any obligation on its behalf.

15.05 Force Majeure. Unless continuing for a period of ninety (90) consecutive days, or unless involving the payment of amounts due under this Agreement, no default, delay or failure to perform on the part of either party shall be considered a breach of the Agreement if such default, delay or failure to perform is shown to be due entirely to an event of force majeure, or to causes beyond the reasonable control of the defaulting party including without limitation, strikes, riots, civil disturbances, actions or inactions concerning governmental authorities, epidemics, war, embargoes, severe weather, fire, earthquakes, acts of God or the public enemy or default of a common carrier, always provided that the party so relieved of its obligations shall take reasonable steps to prevent, correct or amend such act or event which renders such obligations impossible.

15.06 No Waiver. Neither of the party's rights to enforce provisions of this Agreement shall be affected by any prior course of dealing, waiver, delay, omission or forbearance.

15.07 Assignment. This Agreement and the rights granted hereunder shall not be assigned, encumbered by security interest or otherwise transferred by Distributor without the prior written consent of COREL. An amalgamation or merger of Distributor or COREL with any person who is not a party to this Agreement shall be deemed to result in an assignment of this Agreement. COREL may assign this Agreement at any time upon notice to this effect to Distributor.

15.08 Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.



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15.09  Notices. Any notice or other communication to the parties shall be sent to the addresses set out above, or such other places as they may from time to time specify by notice in writing to the other party. Notices to COREL shall be sent to the attention of the legal department. Any such notice or other communication shall be in writing, and, unless delivered to a responsible officer of the addressee, shall be given by registered mail, facsimile or telex and shall be deemed to have been given when such notice should have reached the addressee in the ordinary course, provided there is no strike by postal employees in effect or other circumstances delaying mail delivery, in which case notice shall be delivered or given by facsimile or telex.

15.10 Further Assurances. The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

15.11  Time. Time shall be of the essence.

15.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada, excluding that body of law applicable to choice of law and excluding the United Nations Convention on Contracts for the International Sale of Goods and any legislation implementing such Convention, if otherwise applicable. Distributor hereby consents and attorns to the jurisdiction of the courts of such province. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees. Each party waives any right, and agrees not to apply to have any disputes under this Agreement tried or otherwise determined by a jury, except where required by law.

15.13 Non-Conflict. No director or officer of Corel Corporation (and/or its subsidiaries and affiliates) shall be admitted to any share or part of this Agreement or to any benefit arising therefrom.

15.14 Language. The original of this Agreement has been written in English and Distributor waives any right it may have under the laws of Distributor's Territory to have the Agreement written in any other language. Distributor represents that it has the ability to read and write in English and has read and understands this Agreement. If this Agreement is translated into a language other than English, the English version and interpretation shall govern and prevail. All communications between the parties hereunder shall be in English.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                   EBIZ ENTERPRISES, INC.

                                   PER:  /s/ Stephen Herman
                                        -----------------------
                                        Name:  Stephen Herman
                                        Title: President


                                   COREL CORPORATION

                                   PER:
                                        -----------------------
                                        Name:
                                        Title:

                                  SCHEDULE "A"

  GUIDELINES FOR USING COREL TRADE-MARKS AND GUIDELINES FOR USING COREL LOGOS

                  This page left blank. Corel Trade-Marks and Logos Guidelines provided on following page.

                 GUIDELINES FOR USING COREL LOGOS & TRADEMARKS

Corel permits you to use its logos and trademarks in both plain word and stylized form (the "Marks") for the purpose of promoting and advertising Corel products or services, provided you comply with the following guidelines:

     - The Marks may only be used in relation to Corel products or services. This means that you may not display the Marks on any non-Corel product or service including any associated packaging, documentation, advertising or other materials in a manner that suggests that such product or service is a Corel product or service, that Corel or any of the Marks are associated with such product or service or that Corel is affiliated with, endorses or sponsors you or any of such products or services. Use of Corel partner program logos and trademarks, such as the Corel Solutions Partner and Corel Training Partner logos, are subject to the terms and conditions of the respective partner program and no permission to use such logos is granted herein. Please contact a Corel representative or visit corel.com for further details.

     - Corel will provide you with the artwork for the Marks. This artwork may not be altered in any way.

     - When displayed, the Marks must be substantially less prominent than your trademark, trade name, logo or product name. The Marks may not be used as, or as part of, a company name.

     - When displayed, the Marks must stand alone. A minimum amount of empty space must be left between the Marks and any other object such as type, photography, borders, edges, etc. The required border of empty space around the Marks must be 1/2x wide where x is the height of the Mark.

     - You may not combine the Marks with any other feature including, but not limited to, other logos, words, graphics, photos, slogans, numbers, design features, or symbols. Further, you may not display your own logos or marks or other text or graphics in the same or similar get-up, graphics, look, or trade-dress as the Marks.

     - The Marks must not be used in a manner that, in Corel's judgment, may diminish or otherwise damage Corel's goodwill in the Marks, including but not limited to uses which could be deemed to be obscene, pornographic, or otherwise in poor taste or unlawful, or which purpose or objective is to encourage unlawful activities.

     - You must place an asterisk (*) or similar notation mark beside the first use of a Mark and include the following attribution statement on the materials in which the Marks are featured.

          "* Trademark(s) of Corel Corporation or Corel Corporation Limited"

                                  SCHEDULE "B"

                          SOFTWARE AND SOFTWARE PRICES

I.   SOFTWARE

     i)   Corel WordPerfect 8 for Linux - Personal Edition
          Languages:               English, French, Italian, German and Spanish
          Estimated availability:  available
          End User License and registration card

II.  SOFTWARE PRICES

     i) For each copy of the Software reproduced, Distributor is not required to pay any Software Prices.

                                  SCHEDULE "C"

                           LOGO LINK USAGE GUIDELINES


Proper usage of the Corel logo (the "Logo") requires compliance with the following guidelines:

REQUIRED LINK

The Logo must always be a single active link to the Corel home page at http://www.corel.com (the "Corel Site"). See the HTML code provided below. By linking to the Corel Site, you agree to be bound by the Corel Site Terms and Conditions of Use.

REQUIRED HTML CODE - NEW BROWSER WINDOW USE

The following code must be used to place the Logo on your HTML page. The Logo itself must be located in the same directory as the HTML page that references it:

<A HREF="http://www.corel.com/index.htm" TARGET="_blank"><IMG ALT="[Corel
Corporation Logo]" SRC="corel.gif" HEIGHT=35 WIDTH=100 BORDER=0></A>

CHANGES TO YOUR URL

Any change to your placement of the Logo on your site requires the completion of a new Logo Link Application Form.

LOGO SIZE

There is only one version of the Logo. The required size of the Logo is 100 by 35 pixels. The Logo may NOT be displayed in a larger size, even if all elements of the Logo are increased in size proportionately. Your web page title and other trademarks and logos must appear at least as prominently as the Logo.

REQUIRED PLACEMENT

The Logo must be placed by itself in a prominent location on your site. The Logo may not be used as a feature or design element of any other logo. The Logo must not be used in conjunction with a high-contrast background.

NO ALTERATION ALLOWED

The Logo must not be modified or distorted in ANY way. Do not shrink it, take it apart, change its proportions, color or font, or otherwise alter it from the Corel-supplied version.

POSITIVE PRESENTATION

Your site must display the Logo in a positive manner. The Logo may not be used to depict Corel or its products negatively, or in a manner that could reflect adversely on Corel or its products and services, including, but not limited to uses which could be deemed to be obscene, pornographic, excessively violent or otherwise in poor taste or unlawful, or which purpose or objective is to encourage unlawful activities.

Your web page title and other trademarks and logos must appear at least as prominently as the Logo.

You may not display the Logo in any manner that implies sponsorship, endorsement or license by Corel.

You may not display the Logo on any site that infringes Corel's intellectual property or other rights, or violates any state, provincial, federal or international law.

GUIDELINE CHANGES

Corel reserves the right to change the Logo Link Usage Guidelines at its sole discretion upon ten (10) days electronic notice of such changes.

PROPRIETARY RIGHTS

The Logo is a proprietary logo of Corel Corporation. It contains Corel's trademark and may be used only with the permission of Corel. The Logo Usage Guidelines do not grant a license or any other right in Corel's logos or trademarks. Use of the Logo acknowledges Corel's ownership of such logos and trademarks (collectively referred to as the "Marks") and does not create any right, title or interest in or to the Marks. All use of or goodwill associated with the Marks enures to the benefit of Corel.

TERMINATION

Corel reserves the right in its sole discretion to immediately terminate or modify permission to use the Logo at any time. Further, Corel reserves the right to refuse permission to use the Logo and to decline your Logo Link Application Form. Corel may visit participating sites to ensure compliance with the Logo Link Usage Guidelines. Corel reserves the right to take action against any use that does not conform to the Logo Link Usage Guidelines, infringes any Corel intellectual property or other right or violates other applicable law. Upon termination, you agree to immediately remove the Logo from your site and disable your link to Corel's homepage.

DISCLAIMER

Corel disclaims any warranties that may be express or implied by law regarding the Logo, including warranties against infringement.

                                     *****

The Logo may only be used with the permission of Corel. To receive the Logo and HTML code to link your site to Corel's homepage, complete the above Logo Link Application Form, read the above Logo Link Usage Guidelines and accept to be bound by the terms and conditions stated therein by hitting the "ACCEPT" button below. If you do not accept to be bound by the terms and conditions contained in the Logo Link Usage Guidelines, hit the "REJECT" button below.